Exhibit 10.35

QUALITY ASSURANCE AGREEMENT

entered into between

CeramTec AG, Innovative Ceramic Engineering,
Fabrikstrasse 23-29
73207 Plochingen
Germany

- hereinafter referred to as “CeramTec” -

and

Tornier SA
Chemin Doyen Gosse
F-38330 St. Ismier
France

- hereinafter referred to as “TORNIER” -

Preamble

WHEREAS, CERAMTEC owns proprietary technology regarding the reliable connection between the ceramic Ball Head and the metal stem of an artificial hip joint prosthesis which was developed from various CERAMTEC-patents.  In addition, CERAMTEC is the manufacturer of BIOLOX, BIOLOX forte and ZIOLOX forte ceramic Ball Heads and BIOLOX Wear Couples (hereinafter referred to as “CERAMIC PRODUCTS”).

WHEREAS, TORNIER is engaged in the field of developing, manufacturing, and marketing of artificial hip joint prostheses.  TORNIER declares that it manufactures these hip joint prostheses according to the respective state of technology.  For over 10 years, TORNIER has already been selling hip prostheses with zirconium heads.

WHEREAS, the parties desire to enter into a business relation, in which CERAMTEC supplies TORNIER with CERAMIC PRODUCTS for the use with hip joint prostheses manufactured by TORNIER.

WHEREAS, the parties intend to make all efforts to achieve a maximum of product safety of said hip joint prostheses.

NOW THEREFORE, the parties agree to as follows:

Article 1
Documentation of quality requirements

(1)           CERAMTEC will make available to TORNIER confidential information regarding the reliable connection between a CERAMIC HEAD and the metal stem of a hip joint prosthesis in order to enable TORNIER to manufacture metal stems having proper designs and dimensions.  These information include:

a)                                      confidential drawings of the CERAMTEC taper designs,

b)                                     confidential drawings of the CERAMIC PRODUCTS (either BIOLOX, BIOLOX forte or ZIOLOX forte as agreed),

c)                                      confidential proprietary technology concerning methods for the measurement of the critical taper dimensions such as angle, roughness, straightness, and roundness of the tapers as described in the CERAMTEC instruction “Q.A. - Testing Procedures”.

- hereinafter referred to as “DOCUMENTS” -

(2)           CERAMTEC shall make available the DOCUMENTS to TORNIER after receipt of duly signed copies of this agreement and of the “SECRECY AGREEMENT” attached hereto as (Annex 1).

(3)           During the term of this agreement TORNIER is authorised to make full and royalty free use of DOCUMENTS for the purposes stated in this agreement.

Article 2
Measures of continuing quality assurance

(1)           Prior to the beginning of the supply with CERAMIC PRODUCTS TORNIER shall submit to CERAMTEC the first ten stems of each type of hip joint prosthesis to be used with CERAMIC PRODUCTS in order to enable CERAMTEC the verification of the compliance of the taper of the stem with the requirements and specifications as contained in the DOCUMENTS.

If CERAMTEC ascertains the compliance of these tapers with the requirements and specifications it will execute TORNIER orders for CERAMIC PRODUCTS (either BIOLOX or ZIOLOX as agreed).

(2)           Additionally CERAMTEC will on occasion monitor the compliance of the tapers with the requirements and specifications by requesting and evaluating samples.  After conclusion of these examinations the samples will be returned to TORNIER undamaged.

(3)           TORNIER agrees to inform CERAMTEC of its intention to introduce additional types of hip stems that will use CERAMIC PRODUCTS.  The use of CERAMIC PRODUCTS with these new stems shall require TORNIER to follow the procedure outlined in subsection (1) and (2) above.

Article 3
Instruction or customers; reports

(1)           TORNIER undertakes to instruct its customers in the proper use of CERAMIC PRODUCTS before or during implantation.

(2)           In addition, TORNIER shall inform CERAMTEC of any incident or event caused by or in connection with the use of CERAMIC PRODUCTS.

Article 4
Guarantee of maximum product safety

To guarantee a maximum of product safety and to avoid product liability claims of third parties TORNIER agrees to use CERAMIC PRODUCTS only in connection with those types of prostheses which meet the quality requirements as described in the DOCUMENTS and which are approved by CERAMTEC for such use, and to purchase alumine-alumine hip articulations solely from CERAMTEC.

Article 5
Meeting of laws and government regulations; obtaining of approvals

TORNIER shall be responsible for meeting all applicable laws and government regulations regarding to and shall obtain all approvals necessary for manufacturing and marketing of artificial hip joint prostheses with CERAMIC PRODUCTS.  CERAMTEC agrees to supply to TORNIER such technical information as it is necessary to obtain such approval, to the extent that CERAMTEC is able to do so.

Article 6
Product liability

(1)           Each party shall be responsible for its own product liability as stated in the applicable product liability acts or any other laws regulating product liability.

(2)           Quality examinations and monitoring of tapers as agreed in Article 2 subsections (1) and (2) above shall not release TORNIER of any of its obligations regarding product safety and product liability.

Article 7
Term and termination

(1)           This agreement has been made in writing and shall become effective after execution by each of the parties.  The term of this Agreement shall be for two (2) years and shall renew automatically on a yearly basis thereafter, unless terminated by either party six (6) months prior to the end of the two (2) year period or any subsequent contract year.  The notice of termination must be per registered mail.  The date of the post stamp decides whether the notice arrived in time.

Each parties’ right to terminate this agreement for important reason without notice shall be unaffected.  Important reason shall mean any material breach of the obligations under this agreement including an infringement of the SECRECY AGREEMENT (Annex 1).

(2)           After ending of this agreement TORNIER is not longer authorised to make use of the DOCUMENTS and the information contained herein and shall return all DOCUMENTS to CERAMTEC without delay.

Article 8
Other Products

The parties agree to handle the supply of other CERAMTEC products, TORNIER desires to be delivered with in future, under the terms of this Agreement as well.  In particular, these products shall follow a quality-assurance procedure according to Article 2.  Details shall be mutually agreed upon by the parties in annexes to this Agreement.

Article 9
Miscellaneous

(1)           If any provisions of this Agreement are legally invalid or unperformable either in part or in their entirety, or later become legally invalid or unperformable, the legal validity of the remaining terms of the Agreement shall remain unaffected.  In such a case, each party has the right to demand that a legally valid, performable provision shall be agreed upon that best suits the purposes pursued with the invalid or unperformable provision.

(2)           In the event of any dispute between the parties relative to this agreement, or any transactions concluded hereunder, the parties shall attempt to arrive a settlement acceptable to both parties.  If, however, a settlement cannot be reached, the parties agree that any legal action based upon such a dispute or any claims arising out of this agreement shall be exclusively brought before and decided by the courts competent for the principal place of the defending party in application of the laws of such place of jurisdiction.

Plochingen, 31.3.1998		Montbonnot, 01.04.1998
CeramTec AG		TORNIER

by:	/s/ Dr. Manek Buttermilch	by:	/s/ Alain Tornier